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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF CATUITY, INC.
                              AS OF MARCH 01, 2004

1. Chip Application Technologies Proprietary Limited is a 100% owned subsidiary located in Sydney, Australia.

2. CiT Cards (Australia) Pty Limited is a 100% owned subsidiary of Chip Application Technologies Proprietary Limited and is located in Sydney, Australia.


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